Exhibit 107

Calculation of Filing Fee Tables

Form F-1

Innovation Beverage Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule			Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Ordinary shares, no par value per share(1)	Rule 457(o)			$14,662,500	0.0000927	$$1,359.21
Equity	Underwriter Warrants(2)(3)	Rule 457(g)	-	-	-	-	-
Equity	Ordinary shares underlying Underwriter Warrants(3)	Rule 457(o)			$879,753.60	0.0000927	$81.55
Total Offering Amounts					$15,542,250	0.0000927	$1,440.77
Total Fees Previously Paid							$3,819.24
Total Fee Offsets							-
Net Fee Due							-

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended. Includes the Ordinary Shares that the underwriters have the option to purchase to cover any over-allotments.

(2)	No fee required pursuant to Rule 457(g) under the Securities Act.

(3)	Represents Ordinary Shares underlying one or more warrants (the “Underwriter Warrants”) issuable to the representative of the underwriters to purchase up to an aggregate of 5.0% of the Ordinary Shares sold in the offering at an exercise price equal to 120% of the public offering price per security. The Underwriter Warrants will be exercisable six months from the effective date of sales of the public offering and will terminate after the four and a half year period commencing six months from the effective date.